                                                                      EXHIBIT 11

                                 MEDAREX, INC.

                 EXHIBIT 11--COMPUTATION OF EARNINGS PER SHARE

                                                   YEARS ENDED DECEMBER 31,
                                          -------------------------------------------
                                               1994           1995           1996
                                          -------------  -------------  -------------
PRIMARY:
Actual shares outstanding at year end...     8,713,738     11,818,626     17,592,992
Average shares outstanding..............     7,269,438      9,455,010     15,288,754
Net loss................................  $ (7,236,093)  $ (6,509,310)  $ (6,833,897)
Net loss per share......................  $      (1.00)  $      (0.69)  $      (0.45)
FULLY DILUTED:
Average shares outstanding and common       11,854,172     14,065,942     15,752,189
 stock equivalents......................
Shares to be issued in the event of            204,691        140,351        134,359
 certain contingencies..................  ------------   ------------   ------------
                                            12,058,863     14,206,293     15,886,548
Net loss................................  $ (7,236,093)  $ (6,509,310)  $ (6,833,897)
Plus interest income                         1,594,715        867,253          5,048
Adjusted net income/(loss)..............    (5,641,378)    (5,642,057)    (6,828,849)
Net income/(loss) per share.............  $      (0.47)  $      (0.40)  $      (0.43)